Exhibit 99.1

Compass Diversified Holdings Ryan J. Faulkingham Chief Financial Officer 203.221.1703 ryan@compassequity.com	Investor Relations and Media Contact: The IGB Group Leon Berman / Scott Eckstein 212.477.8438 / 212.477.8261 lberman@igbir.com / seckstein@igbir.com

Compass Diversified Holdings Declares Second Quarter 2017
Distribution of $0.36 Per Share

Marks $15.3552 of Cumulative Distributions Per Share Since May 2006 IPO, Exceeding Full IPO Price

Westport, Conn., July 6, 2017 - Compass Diversified Holdings (NYSE: CODI) (“CODI” or the “Company”), an owner of leading middle market businesses, announced today that its Board of Directors has declared a quarterly cash distribution of $0.36 per share. The distribution for the three months ended June 30, 2017 is payable on July 27, 2017 to all holders of record as of July 20, 2017.

Alan Offenberg, CEO of Compass Diversified Holdings, stated, “We are pleased to declare our second quarter distribution of $0.36 per share, having declared a distribution each quarter since our May 2006 IPO. This also marks a significant milestone for CODI, as we will have cumulatively distributed $15.3552 per share back to our shareholders, in excess of our full IPO price. These accomplishments reflect the solid cash flow generation of our subsidiaries and our commitment to providing consistent distributions to our shareholders.”

About Compass Diversified Holdings (“CODI”)
CODI owns and manages a diverse family of established North American middle market businesses. Each of its current subsidiaries is a leader in its niche market.

CODI maintains controlling ownership interests in each of its subsidiaries in order to maximize its ability to impact long term cash flow generation and value. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and to make cash distributions to its shareholders.

Our nine majority-owned subsidiaries are engaged in the following lines of business:

•	The design and marketing of purpose-built tactical apparel and gear serving a wide range of global customers (5.11);

•	The manufacture of quick-turn, small-run and production rigid printed circuit boards (Advanced Circuits);

•	The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies);

•	Environmental services for a variety of contaminated materials including soils, dredged material, hazardous waste and drill cuttings (Clean Earth);

•	The design, manufacture and marketing of airguns, archery products, optics and related accessories (Crosman);

•	The design and marketing of wearable baby carriers, strollers and related products (Ergobaby);

•	The design and manufacture of premium home and gun safes (Liberty Safe);

•	The manufacture and marketing of branded, hemp-based food products (Manitoba Harvest); and

•	The manufacture and marketing of portable food warming fuels and creative ambience solutions for the hospitality and consumer markets (Sterno Products).

This press release may contain certain forward-looking statements, including statements with regard to the future performance of CODI. Words such as "believes," "expects," "projects," and "future" or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the SEC for the year ended December 31, 2016 and other filings with the SEC. Except as required by law, CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.